Exhibit 99.1

PAMT CORP

ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2025

First Quarter 2025 Summary Results

●	Total revenues of $155.3 million, down 14.9% YoY
●	Operating loss of $9.2 million
●	Operating ratio of 105.9%
●	Diluted loss per share of $0.37

Tontitown, Arkansas, April 23, 2025...... PAMT CORP (NASDAQ: PAMT) (the “Company”) today reported a net loss of $8.1 million, or diluted and basic loss per share of $0.37, for the quarter ended March 31, 2025. These results compare to net income of $0.3 million, or diluted and basic earnings per share of $0.01, for the quarter ended March 31, 2024.

Operating revenues decreased 14.9% to $155.3 million for the first quarter of 2025 when compared to $182.6 million for the first quarter of 2024.

Liquidity, Capitalization, and Cash Flow

As of March 31, 2025, we had an aggregate of $162.5 million of cash, marketable equity securities, and available liquidity under our line of credit and $269.6 million of stockholders’ equity. Outstanding debt was $309.2 million as of March 31, 2025, which represents a $16.3 million decrease from December 31, 2024.

During the first quarter of 2025, we used $1.4 million in operating cash flow.

About PAMT CORP

PAMT CORP is a holding company that owns subsidiaries engaged in providing truckload dry van carrier services transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company’s consolidated operating subsidiaries also provide transportation services in Mexico through its gateways in Laredo and El Paso, Texas, under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; general inflation, recessionary economic cycles and downturns in customers' business cycles; a significant reduction in or termination of the Company's trucking service by a key customer, including as a result of recent or future labor or international trade disruptions; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; potential economic, business or operational disruptions or uncertainties that may result from any future public health crises; the resale value of the Company's used equipment; the price and availability of new equipment consistent with anticipated acquisitions and replacement plans; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, rules regarding the classification of independent contractors as employees, tariffs, import/export, trade and immigration regulations or policies; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether due to new information, future events or otherwise. Considering these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

PAMT CORP Key Financial and Operating Statistics (unaudited)
	Quarter ended March 31,
	2025	2024
	(in thousands, except per share amounts)

Revenue, before fuel surcharge	$136,701	$160,969
Fuel surcharge	18,641	21,623
Operating revenue	155,342	182,592

Operating expenses and costs:
Salaries, wages and benefits	40,814	44,063
Operating supplies and expenses	31,385	34,712
Rent and purchased transportation	62,973	73,279
Depreciation	22,595	18,935
Insurance and claims	4,781	4,861
Other	4,999	7,179
(Gain)/loss on disposition of equipment	(3,014)	240
Total operating expenses and costs	164,533	183,269

Operating loss	(9,191)	(677)

Interest expense	(4,042)	(2,883)
Non-operating income	2,486	3,938

(Loss)/income before income taxes	(10,747)	378
Income tax (benefit)/expense	(2,605)	97

Net (loss)/income	$(8,142)	$281

Diluted (loss)/earnings per share	$(0.37)	$0.01

Average shares outstanding – Diluted	21,787	22,127

	Quarter ended March 31,
	2025	2024
Truckload Operations
Total miles (in thousands) (1)	41,217	44,065
Operating ratio (2)	110.9%	104.2%
Empty miles factor (1)	9.0%	9.0%
Revenue per total mile, before fuel surcharge(1)	$2.04	$2.11
Total loads	94,644	102,200
Revenue per truck per work day	$673	$706
Revenue per truck per week	$3,363	$3,533
Average company-driver trucks	1,667	1,895
Average owner operator trucks	514	365

Logistics Operations
Total revenue (in thousands)	$44,272	58,769
Operating ratio	98.0%	93.9%

PAMT CORP Condensed Consolidated Balance Sheets (unaudited)
	March 31,	December 31,
	2025	2024
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$57,072	$68,060
Trade accounts receivable, net	82,749	79,967
Other receivables	6,281	4,854
Inventories	2,329	2,433
Prepaid expenses and deposits	10,456	11,555
Marketable equity securities	45,584	42,620
Income taxes refundable	-	2,281
Total current assets	204,471	211,770

Property and equipment	800,383	836,490
Less: accumulated depreciation	294,879	309,272
Total property and equipment, net	505,504	527,218

Other non-current assets	2,666	2,666
Total Assets	$712,641	$741,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,081	$31,198
Accrued expenses and other liabilities	15,067	14,569
Income taxes payable	6,417	-
Current portion of long-term debt	74,049	73,017
Total current liabilities	126,614	118,784

Long-term debt, net of current portion	235,189	252,565
Deferred income taxes	81,243	92,547
Other long-term liabilities	-	250
Total liabilities	443,046	464,146

STOCKHOLDERS’ EQUITY
Common stock	224	224
Additional paid-in capital	41,400	41,171
Treasury stock, at cost	(13,996)	(13,996)
Retained earnings	241,967	250,109
Total stockholders’ equity	269,595	277,508
Total liabilities and stockholders’ equity	$712,641	$741,654

1)	Excludes miles driven by third party power only carriers.
2)

The Truckload Operations operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

FROM: PAMT CORP

P.O. BOX 188

Tontitown, AR 72770

Lance K. Stewart

(479) 361-9111